[CONFIDENTIAL]

REDACTED COPY

EXHIBIT 10.1

[Note: A “[*]” indicates that material has been omitted pursuant to a request for confidential treatment and that the material has been filed separately.]

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made this 21st day of November, 2006, between the UD Technology Corporation, a non-profit corporation located at 15 Innovation Way, Suite 103, Newark, Delaware, 19711 (hereinafter referred to as “Licensor”) and Ascent Solar Technologies, Inc., a Delaware corporation with its principal place of business in Littleton, Colorado (hereinafter referred to as “Licensee”).

WITNESSETH THAT:

WHEREAS, Licensor is the owner of certain intellectual property related to a means of manufacturing solar cells, modules and arrays based on CuInGaSe2 and related materials encompassing 1) a multi-source physical vapor deposition process to form the CuInGaSe2 on a continuously moving substrate, 2) a method to coat a substrate with a metal that eliminates cracking and poor adhesion of the CuInGaSe2 layer, and 3) a process to deposit a CdS layer, all useful for production of photovoltaic conversion cells, modules, and arrays.

WHEREAS, Licensee desires to obtain a non-exclusive license to practice the intellectual property to make, use, and sell products comprising solar cells, modules, and/or arrays which can be prepared using the intellectual property; and

WHEREAS, Licensor is willing to grant such a license on the terms and subject to the conditions set forth below, and Licensee desires to receive and operate commercially under such a license.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Licensor and Licensee agree as follows:

ARTICLE 1.           DEFINITIONS

For the purpose of this License Agreement, unless the context clearly or necessarily indicates otherwise, the following words and phrases shall have the meanings set forth below:

1.1           “Licensed Patents” means all (i) patent(s) and patent application(s) listed in Exhibit A attached hereto; (ii) any international counterparts thereof; (iii) any divisionals, continuations, continuations-in-part, and extensions of any of the foregoing patents and patent application(s); (iv) all substitutions, reissues, renewals, reexaminations, patents of addition, and inventors’ certificates thereof, patent term extensions, supplementary protection certificates, and data package exclusivity extensions of the foregoing patents; and (v) all patent(s) issuing from any of the foregoing.

1.2           “Licensed Products” shall mean any solar cell, module, and/or array constituting an apparatus or article for the generation of electricity, characterized by a power rating in watts determined under standard conditions, which but for the grant of rights in Paragraph 2.1 would infringe the Licensed Patents.

1.3           “Sale” or “Sales” shall mean any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer, or other disposition of the Licensed Product(s).  A Sale of Licensed Product(s) shall be deemed completed at the time that Licensee receives payment for such Licensed Products.  In determining the amount of Sales, Licensee may first deduct applicable returns and allowances, as well as charges for freight, handling, transportation, in-transit insurance, sales taxes, use taxes and other applicable taxes paid by Licensee with respect to the sale, use, lease, transfer or other disposition of Licensed Products (“Net Sales”).

1.4           “License Year” means the one year period starting on January 1, of one year and ending on December 31, of the same year.  The first License Year shall begin on the Effective Date and end on December 31, 2006.

1.5           “Effective Date” means the date when this Agreement is fully executed by the parties.

1.6           “Affiliate” of a party means any corporation or other legal entity directly or indirectly controlling, controlled by or under common control of such party.  For purposes, hereof, the term “controlled” (including the terms “controlled by” and “under common control with”), as used with respect to any entity, shall mean the direct and indirect ability or power to direct or cause the direction of management policies of such entity or otherwise direct the affairs of such entity, whether through ownership of equity participation, voting securities, beneficial interest, by contract or otherwise.

ARTICLE 2.           LICENSE GRANT

2.1           Licensor hereby grants to Licensee for the term of this Agreement a non-exclusive, non-transferable license, without the right to sublicense except to Affiliates, under the Licensed Patents, to make, have made, use, and sell Licensed Products throughout the world.

2.2           The right to sublicense to Affiliates granted to Licensee hereunder is subject to the following conditions.

a.             In each sublicense, the sublicensee shall be subject to the terms and conditions of the license granted to Licensee hereunder.

b.             Each sublicense shall expressly provide that Licensor makes no warranties or representations regarding the Licensed Patents, and shall provide that Licensor has no liability to sublicensees with regard to the Licensed Patents.

c.             Licensee shall forward to Licensor, within thirty (30) days of execution, the name and address of each sublicensee and the identity of any designated representative of the sublicensee (name, title, location) to receive communications relative to the sublicense and copies of each sublicense agreement upon written request of Licensor.

2.3.          The rights and licenses granted to Licensee herein shall be effective as of the Effective Date.

2.4           Licensee shall use reasonable commercial efforts to develop for commercial use and to practice the Licensed Patents as soon as reasonably possible, consistent with sound and reasonable business practices.

ARTICLE 3.           CONSIDERATION

3.1           In consideration for the grant of rights provided above in Paragraph 2.1, Licensee shall pay to Licensor a royalty based upon the Net Sales of Licensed Products sold or transferred according the following schedule:

[*]

3.2           Minimum royalties per License Year shall be [*] regardless of Net Sales, except that the minimum annual royalty for the first calendar year ending December 31, 2006 shall be prorated from the Effective Date.  Should Licensee fail to meet any License Year’s annual minimum royalty, Licensor, in its sole discretion, may terminate this License Agreement.

3.3           The royalty due shall be paid to Licensor in United States Dollars.  For converting royalties into United States Dollars any royalties that accrue in a foreign currency, the parties shall use the average of the closing buying rates of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the first business day of each month of the License Year for which royalties are payable.

3.4           The royalty shall be paid annually by Licensee (on behalf of itself and its sublicensees) no later than thirty (30) days after the end of each License Year.  The royalty relating to any Sales by Licensee to Affiliates shall be calculated based upon the transfers of Licensed Product and the royalty schedule provided in Paragraph 3.1, above.

3.5           Licensee’s obligation to pay royalties (for itself and its Affiliates) shall continue until the earlier of termination of this License Agreement or the date of the last to expire of the Licensed Patents.  Licensee shall notify Licensor of the date of first commercial sale of Licensed Product within each country in which sales are made within (60) days of the date of such first sale.

3.6           Royalty payments shall be payable to “UD Technology Corporation” and sent to:

Vice President
UD Technology Corporation
15 Innovation Way, Suite 103
Newark, Delaware 19711

ARTICLE 4.           REPORTING BY LICENSEE

4.1           Licensee shall prepare annual royalty reports setting forth sales of Licensed Products during the License Year by Licensee and its sublicensees.  These reports shall be delivered to Licensor with the royalty payments within thirty (30) days following the end of each calendar year.

4.2           If no sales of Licensed Products have been made by Licensee and/or its Affiliates during any calendar year, a statement to that effect shall be delivered by Licensee to Licensor with the minimum royalties described in paragraph 3.2 within thirty (30) business days following the end of each calendar year.

ARTICLE 5.           BOOKS AND RECORDS

5.1           Licensee shall maintain and cause its Affiliates to maintain full, true and accurate books of accounts and other records containing all particulars which may be necessary to ascertain and verify the royalties payable under this Agreement.  Upon Licensor’s reasonable written request, Licensee and its Affiliates shall permit independent Certified Public Accountants selected and paid for by Licensor to examine at reasonable times during regular business hours such of their records as may be reasonably necessary to determine the accuracy of any report and/or payment made under this Agreement, subject to execution by such independent Certified Public Accountants of appropriate confidentiality and non-disclosure agreements with Licensee.

5.2           To the extent practical and not inconsistent with any other provision herein, all reports and other documents provided hereunder and all calculations shall be made pursuant to generally accepted accounting principals as practiced by certified public accountants in the United States.

ARTICLE 6.           IMPROVEMENTS OF LICENSEE

Any improvements, patented or unpatented, made to the Licensed Patents by Licensee during the term of this Agreement, shall be the sole property of Licensee.  Licensee hereby agrees not to assert rights in any such improvements, or in any patents related thereto, against Licensor, its licensees, or the customers of each.

ARTICLE 7.           [INTENTIONALLY LEFT BLANK]

ARTICLE 8.           INFRINGEMENT LITIGATION

8.1           Licensor agrees to provide such assistance and cooperation at Licensee’s expense as may be reasonably necessary to assist Licensee in its defense of any litigation which seeks to prevent Licensee’s right to use the Licensed Patents necessary for the processing, manufacture, use, or sale of the Licensed Products.

8.2           If Licensor or Licensee becomes aware of any third party’s infringement of the Licensed Patents, it shall immediately notify the other party in writing of such infringement or unauthorized use.  A decision to bring suit shall be in the sole discretion of the Licensor.  Licensee shall have the right to be represented in any such proceeding by counsel of its choice, at its expense.  Licensor shall be entitled to any recovery of damages resulting from such lawsuit in the event Licensor has filed and prosecuted such lawsuit.

8.3           If Licensor shall elect not to bring suit against the allegedly infringing party within one hundred eighty (180) days after notification thereof, Licensee may bring suit in its own name, but shall do so at Licensee’s sole expense.  Licensor shall provide Licensee such nonfinancial assistance and cooperation in prosecuting such case as Licensee may reasonably request.  Licensor shall have the right to be represented in any such proceeding either by counsel of its choice, at its expense or by Licensee’s counsel at Licensee’s expense, insofar as is possible or practical.  Any costs reasonably incurred by Licensor in support of litigation brought by Licensee, excluding attorney’s fees from counsel elected by Licensor, shall be reimbursed to

Licensor from any sums recovered by Licensee.

ARTICLE 9.           TERM AND TERMINATION

9.1           This Agreement, unless sooner terminated as provided herein, shall terminate with the expiration of the last to expire of the Licensed Patents on a country-by-country basis.

9.2           Licensor may terminate this Agreement if any of the following occur:

a.             Licensee becomes more than sixty (60) days in arrears in payment of royalties due pursuant to this Agreement, and Licensee does not provide full payment immediately upon demand; or

b.             Licensee files or has filed against it a petition or proceedings under any bankruptcy, insolvency or similar law, or becomes insolvent, makes an assignment for the benefit of creditors, or appoints or has appointed a receiver or trustee over its property.

9.3           If either party fails to fulfill any material obligations under this Agreement or materially breaches any of the representations, warranties, or covenants contained herein, the non-breaching party may terminate this Agreement upon written notice to the breaching party as provided below.  Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement.  The party receiving notice of the breach shall have the opportunity to cure that breach within sixty (60) days of receipt of notice.  If the breach is not cured within that time, the termination will be effective as of the (60th) day after receipt of notice.

9.4           If Licensor terminates this Agreement under paragraphs 9.2 and/or 9.3, by reason of defaults by Licensee, Licensee and its sublicensees shall cease using all Licensed Patents.

9.5           Licensee’s obligation to pay royalties accrued under Article 3 hereof at the time of termination shall survive termination of this Agreement.  In addition, the provisions of Article 11 shall survive such termination.

9.6           Any failure on the part of either party to terminate hereunder shall not be deemed a condonation of such default or breach or a waiver of any future default or breach.

9.7           Termination of this Agreement by either party for any reason shall not affect and shall be without prejudice to the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement.

9.8           Termination of this Agreement shall result in the immediate termination of all sublicenses granted Affiliates hereunder by Licensee.

9.9           Upon expiration of this Agreement, Licensee’s rights in the Licensed Patents shall be fully paid, provided Licensee has paid all royalties due to Licensor and has complied with all of its obligations under this Agreement.

ARTICLE 10.         REPRESENTATIONS AND WARRANTIES

10.1         Licensor represents, covenants and warrants that Licensor has the right to enter into this Agreement, to grant to Licensee all of the rights and sublicenses granted herein, and to perform all other obligations of this Agreement and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach or default with respect to any agreements to which Licensor is subject.

10.2         Licensee hereby represents and warrants that the execution, and performance of this Agreement by Licensee and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a breach of or default with respect to the provisions of any agreements to which Licensee is subject and will not (i) violate any provision of any law or regulation applicable to Licensee, or any other judgment or decree of any court or other agency of any government binding on Licensee, or (ii) require any approval by, consent of, or filing with, any person, entity, or agency of any government.

ARTICLE 11.         DISCLAIMER OF WARRANTIES

EXCEPT AS OTHERWISE PROVIDED HEREIN, THE LICENSED PATENTS LICENSED UNDER THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS, AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.  BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO REPRESENTATION OR WARRANTIES (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12.         LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS, INCLUDING SUBLICENSEES) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE, AND FURTHER INCLUDING INJURY TO PROPERTY, AS A RESULT OF BREACH OF ANY WARRANTY OR ANY MATERIAL OBLIGATION OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR

IN FACT KNEW OF THE POSSIBILITY THEREOF.  EACH PARTY ACKNOWLEDGES THAT THE FOREGOING SENTENCE REFLECTS AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THE PARTIES OF THE RISKS (KNOWN AND UNKNOWN) THAT MAY EXIST IN CONNECTION WITH THIS AGREEMENT, THAT SUCH VOLUNTARY RISK ALLOCATION WAS A MATERIAL PART OF THE BARGAIN BETWEEN THE PARTIES, AND THAT THE ECONOMIC AND OTHER TERMS OF THIS AGREEMENT WERE NEGOTIATED AND AGREED TO BY THE PARTIES IN RELIANCE ON SUCH VOLUNTARY RISK ALLOCATION.

ARTICLE 13.         INSURANCE

13.1         Licensee shall, before any Licensed Products are sold and throughout the term of this Agreement, obtain and maintain at its own cost and expense from an insurance company licensed to do business in Delaware with Moody’s Rating of A, a Comprehensive General Liability (CGL) insurance policy which will include a standard product liability endorsement covering Licensee and any sublicenses issued to others by Licensee pursuant to this Agreement and any products sold by Licensee or its sublicensees based upon practice of the Licensed Patents.  Such insurance policy shall name Licensor, its officers, directors, trustees, employees and agents as additional insureds.  Such policy shall provide protection against all claims, demands and causes of action arising out of any defects or failures of any kind based upon the practice of the Licensed Patents by Licensee and its sublicensees or use of any product resulting therefrom.

13.2         The amount of coverage shall be at least five (5) million dollars ($5,000,000) per occurrence.

13.3         Licensee shall furnish Licensor a certificate of insurance evidencing same within ten (10) days prior to the sale of Licensed Product.  In no event shall Licensee practice the Technology or sell or permit the sale of Licensed Products prior to receipt by Licensor of such evidence of insurance.

13.4         Licensee shall notify Licensor in writing within thirty (30) days of any modification, alteration, cancellation or termination of any insurance policy issued to Licensee under this clause.  In the case of any cancellation, termination or other action adversely affecting the coverage required under paragraphs 13.1 and 13.2, Licensee shall obtain replacement coverage that complies with this Article 13.  During any gap in coverage Licensee and its Affiliates shall immediately cease selling Licensed Products until replacement coverage is obtained.  Failure to obtain, maintain and replace insurance as provided in this Article 13 and the ongoing sale of Licensed Products with knowledge in a gap in insurance coverage shall provide Licensor with the immediate right to terminate this Agreement.

ARTICLE 14.           INDEMNIFICATION

Licensee agrees to indemnify, defend and hold harmless Licensor, its Affiliates and the officers, directors and employees of each of them (the “Licensor Indemnified Parties”) against any claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) incurred by or awarded against the Licensor Indemnified Parties based on or resulting from any act or omission of Licensee and/or its Affiliates relating to this Agreement.  This obligation shall survive the termination of this Agreement.  Licensee and Licensor shall give each other prompt notice of each threat, claim or suit arising from such conduct, and Licensee shall have sole control over the defense and/or settlement of such threats, claims or suit.

ARTICLE 15.         NOTICES

All notices required under this Agreement shall be in writing and sent by facsimile with confirmation to the respective parties by mail or courier that requires acknowledgment of receipt to the following addresses (or to such other address as may hereafter be designated by a party by notice to the other given in accordance with this Section):

Notices to Licensee

Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, Colorado  80127
FAX:  (303) 420-1551
Attention:  Matthew B. Foster

Notices to Licensor

The University of Delaware
Office of the Vice Provost for Research
210 Hullihen Hall
Newark, Delaware  19716
FAX:  (302) 831-2828
Attention:  R. D. Holsten
Associate Provost for Research

Any notice given in accordance with this License Agreement shall be effective upon receipt by the addressee.

ARTICLE 16.         GOVERNING LAW AND JURISDICTION

This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.  The parties hereby consent and submit to the exclusive jurisdiction of the respective federal and state courts in and of the State of Delaware.

ARTICLE 17.             MISCELLANEOUS

17.1         The parties hereto acknowledge that they have read this Agreement and understand it, and they agree to be bound by all of its terms and conditions.  They further agree that this Agreement embodies the entire understanding between the parties relating to the subject matter of the Agreement.  Any prior representations, warranties or agreements between the parties, whether written or oral, not contained in this Agreement are null and void and superseded by this Agreement.  This Agreement shall not be modified except by a written agreement signed by duly authorized representatives of Licensor and Licensee.

17.2         If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such ruling shall not affect the validity or enforceability of the remainder of this Agreement.  Notwithstanding the foregoing, if such ruling substantially impairs the value of the entire Agreement as to either party, the parties shall enter into good faith negotiations for a period of sixty (60) days aimed at modifying the entire Agreement in a manner that compensates such party for the lost value.  In the event such negotiations are not successful, this Agreement shall automatically be terminated upon the expiration of the negotiating period unless the time of the negotiating period has been extended by the mutual consent of the parties.

17.3         The headings and captions used in this Agreement are intended for convenience only and shall not affect its construction or interpretation.

17.4         This Agreement is personal to Licensee, and shall not be assignable or otherwise transferable in whole or in part, voluntarily, involuntarily or by operation of law including any merger or consolidation, substantial change in ownership or control of Licensee’s business, or by any other means, without the express written consent of Licensor.  Licensor may assign its rights hereunder.

17.5         It is agreed that no waiver by either party hereto of any breach or default of any covenants, terms, or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

17.6         It is agreed that neither party shall use the name, trademarks, brands, or logos of the other party in any advertising, promotion, publicity or news release without the prior written consent of the other party.

17.7         It is agreed that this Agreement and all information marked by Licensor or Licensee as “Proprietary” or “Confidential” and forwarded to by one party to the other party for the purposes of this Agreement (a) are to be received in strict confidence, (b) are to be used only for the purposes of this Agreement, and (c) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish by competent written proof that such information: (i) was in the public domain at the time of disclosure; (ii) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; (iii) was lawfully disclosed to the recipient party by a third party having the right to disclose it; (iv) was already known by the recipient party at the time of disclosure; (v) was independently developed by the recipient party; or (vi) is required by law or regulation to be disclosed, provided however, that the disclosing party shall first give the recipient party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.  In the case of Licensor, the above confidentiality obligation shall be accepted separately and individually by staff at the Licensor and not the Licensor itself.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties through their authorized representative to be effective on the date this agreement is fully executed by the parties.

The University of Delaware (Licensor)

Date: November 22, 2006	/s/ Richard D. Holsten
Richard D. Holsten
Associate Provost for Research

Ascent Solar Technologies, Inc. (Licensee)

Date: November 21, 2006	/s/ Matthew B. Foster
Matthew B. Foster, CEO

EXHIBIT A

ISSUED PATENTS

Patent #	Title	Date of Issuance	First Named Inventor
6,537,845	Chemical Surface Deposition of Ultra-Thin Semiconductors	3/25/2003	McCandless B.E. and Shafarman W.N.

6,310,281	Thin Film, Flexible PV Module	10/31/2001	Wendt, Hanket, Birkmire, Russell, and Wiedeman

6,372,538	Fabrication of Thin Film Flexible PV Module	4/17/2006	Wendt, Hanket, Birkmire, Russell, and Wiedeman

6,562,405	Multiple-nozzle Thermal Evaporation Source	5/13/2003	Eser and Fields

PENDING PATENT APPLICATION

USSN 60/620,352 filed 10/21/2004 “Formation of Selenide, Sulfide or Mixed Selenide-Sulfide Films on Metal or Metal Coated Substrates Eser and Fields

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